Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated April 28, 2021, relating to the balance sheets of Viscogliosi Brothers Acquisition Corp. as of February 17, 2021 and December 31, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period for the period from January 1, 2021 through February 17, 2021 and November 24, 2020 (inception) through December 31, 2020, and the related notes, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Marcum LLP Marcum LLP

Melville, New York
December 8, 2021